THE
BANK OF
NEW
YORK
COMPANY, INC.                              NEWS
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                            48 Wall Street, New York, N.Y. 10286
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                                           Contact:
FOR RELEASE:                PUBLIC AND INVESTOR RELATIONS DEPT.


IMMEDIATELY                            MEDIA:
                                       Paul J. Leyden, SVP
                                       (212) 495-1041

                                       ANALYSTS:
                                       Nicholas Silitch, SVP
                                       (212) 495-1721


      THE BANK OF NEW YORK COMPANY, INC. RESPONDS TO MELLON

NEW YORK, NY, April 23, 1998 -- In response to inquires, The Bank of New York Company, Inc. (NYSE:BK) today released the following statement:

"We reconfirm our strong desire to enter into a friendly merger as outlined in yesterday's letter to Mellon's board of directors. We envision a combination that will create the most dynamic major financial institution in the country. Outstanding value will be provided to shareholders, the customers we jointly serve, our communities and our employees. We believe that Mellon's response was hasty and its lawsuit is an effort to prevent us from communicating the merits of our proposal.

We reiterate that we will only proceed with this merger if it is friendly. The lawsuit initiated late yesterday is groundless and is a needless distraction from the real issue, which is the necessity for Mellon's board of directors to give careful and thoughtful consideration to what we have proposed. We are fully confident that after a more deliberate review, Mellon's board of directors will endorse this proposal."

The Bank of New York Company, Inc. (NYSE:BK) is one of the largest bank holding companies in the United States, with total assets of $59 billion as of March 31, 1998. The Company provides a complete range of banking and other financial services to corporations and individuals worldwide through its six basic businesses: Securities Servicing and Cash Processing; Corporate Banking; Asset Based Lending; Trust, Investment Management and Private Banking; Retail Banking; and Financial Market Services.

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